                                  EXHIBIT 3(A)



RESTATED ARTICLES OF INCORPORATION OF FIRST UNITED BANCSHARES, INC.

                                                                    EXHIBIT 3(A)

                                    RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         FIRST UNITED BANCSHARES, INC.



         FIRST. The name of the corporation is FIRST UNITED BANCSHARES, INC.

         SECOND. The period of its duration is perpetual.

         THIRD. The purposes for which the corporation is organized are:

         (a) To engage in all business activities allowable for a bank holding company and to own and manage banks and other businesses in the area of financial services.

         (b) To acquire and own property, both real and personal, including common stock or other beneficial interest incorporations, associations, trusts and other forms of business whether incorporated or unincorporated, and to provide services to and for such businesses, and to engage in businesses related to any such businesses, and to do any and all lawful acts necessary, convenient, advisable or desirable which may be incidental or pertinent to such businesses.

         (c)     To engage in any business not prohibited by law.

         FOURTH. The total number of shares of authorized capital stock which the corporation shall have the authority to issue shall be as follows:

                    SHARES                  CLASS           PAR VALUE PER SHARE
                 -----------               -------          -------------------
                 24,000,000                Common                    $1.00
                    500,000                Preferred                 $1.00

The board of directors may determine, in whole or in part, the preferences, limitations, and relative rights of any class of stock, or one (1) or more series within a class, before the issuance of such class or series, respectively, and may amend the Articles of Incorporation to set forth such preferences, limitations, and relative rights without shareholders approval or action.

         FIFTH. Shareholders shall have no pre-emptive right to acquire additional or treasury shares of the corporation.

         SIXTH. All shareholders are entitled to cumulate their votes for the election of directors.

         SEVENT. Except upon the approval of two-thirds (2/3) of all shares issued and outstanding that are entitled to vote on all the following transactions, the corporation shall not (i) effect a merger or share exchange with another corporation provided, however, that mergers authorized by the Ark. Code Ann 4-27-1104 (as the same may be amended from time to time) may be effected without shareholder approval, (ii) sell, exchange, lease, or otherwise dispose of all, or substantially all, of the corporations's assets and property except when accomplished in the usual and regular course of business of the corporation, (iii) effect a dissolution or liquidation of the corporation, or
(iv) amend these Articles of Incorporation.

         EIGHTH. The internal affairs of the corporation shall be regulated in accordance with the By-Laws duly adopted in accordance with the laws of the State of Arkansas.

         NINTH. The address of the registered office of the corporation is First National Bank Building, Main at Washington, El Dorado, Arkansas 71730. The name of its registered agent at such address is Robert G. Dudley.

         TENTH. The number of directors that constitute the Board of Directors of the corporation shall not exceed twenty-five (25). The number of directors shall be determined by the stockholders at each annual meeting or may be determined at any special meeting, and the number of directors so determined shall be applicable until the next meeting of stockholders at which directors are elected and a new number of directors determined.

         ELEVENTH. To the fullest extent permitted by the Arkansas Business Corporation Act, as is now exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

         TWELFT. The corporation may indemnify any person who was, or is, a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding to the fullest extent permitted by the Arkansas Business Corporation Act as it now exists or may hereafter be amended.

         THIRTEENTH. The corporation elects to be governed by the provisions of the Arkansas Business Corporation Act of 1987 as it now exists or may hereafter be amended from time to time.

         FOURTEENTH.  The name and address of the incorporator is:

                           Robert G. Dudley
                           Main at Washington Streets
                           El Dorado, Arkansas  71730

                                  EXHIBIT 3(B)


         RESTATED BYLAWS OF FIRST UNITED BANCSHARES, INC.